Exhibit 99.1

Cartesian Therapeutics Announces Approval of Conversion of Series A Convertible Preferred Stock and Plans to Effect Reverse Stock Split

Proposals approved at Company’s special meeting of stockholders held March 27, 2024

GAITHERSBURG, MD, March 28, 2024 (GLOBE NEWSWIRE) – Cartesian Therapeutics, Inc. (NASDAQ: RNAC) (the “Company”), a clinical-stage biotechnology company pioneering mRNA cell therapy for autoimmune diseases, today announced results from a special meeting of stockholders held March 27, 2024.

During the meeting, Cartesian stockholders approved the issuance of shares of common stock upon conversion of Cartesian’s Series A Non-Voting Convertible Preferred Stock. The conversion of the majority of the shares of Series A Non-Voting Convertible Preferred Stock will occur automatically on April 8, 2024 at 5:00 p.m., Eastern time, and the remaining shares of Series A Non-Voting Convertible Preferred Stock remain subject to beneficial ownership limitations described in Cartesian’s filings with the Securities and Exchange Commission. In addition, stockholders voted to approve a reverse stock split of Cartesian’s issued and outstanding common stock. In conjunction with this approval, a 1-for-30 reverse stock split of Cartesian’s outstanding shares of common stock, par value $0.0001 per share, will be effective after the closing of trading hours on April 4, 2024.

Information Regarding Reverse Stock Split

Cartesian’s common stock will begin trading on a reverse stock split-adjusted basis at the opening of market trading on April 5, 2024. Following the reverse stock split, the Company’s common stock will continue to trade on The Nasdaq Global Market under the symbol “RNAC” with the new CUSIP number 816212302.

At the effective time of the reverse split, every 30 issued and outstanding shares of the Company’s common stock will automatically be combined into one issued and outstanding share of the Company’s common stock without any change in the par value per share. Fractional shares will not be issued in connection with the reverse stock split. Stockholders who would otherwise be entitled to receive a fractional share will be entitled to receive a cash payment in lieu of such fractional share. The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s relative interest in the Company’s equity securities, except for any adjustments for fractional shares. In addition, proportionate adjustments will be made to the number of shares underlying, and the exercise or conversion prices of, the Company’s outstanding stock options and warrants, and to the number of shares of common stock issuable under the Company’s equity incentive plans, and to the conversion ratio of the Company’s Series A Non-Voting Convertible Preferred Stock, par value $0.0001 per share.

The reverse stock split will reduce the number of issued and outstanding shares of the Company’s common stock from approximately 165.5 million shares to approximately 5.5 million shares before the automatic conversion of the Company’s Series A Non-Voting Convertible Preferred Stock into common stock, or approximately 17.8 million shares thereafter. The approximately 166.3 thousand shares of Series A Non-Voting Convertible Preferred Stock that remain subject to beneficial ownership limitations will be convertible into approximately 5.5 million shares of common stock for a total of approximately 23.3 million shares of common stock outstanding once converted.

About Cartesian Therapeutics

Cartesian Therapeutics is a clinical-stage company pioneering mRNA cell therapies for the treatment of autoimmune diseases. The Company’s lead asset, Descartes-08, is a potential first-in-class mRNA CAR-T in Phase 2b clinical development for patients with generalized myasthenia gravis. Additional Phase 2 studies are planned in systemic lupus erythematosus under an allowed IND, as well as basket trials in additional autoimmune indications. The Company’s clinical-stage pipeline also includes Descartes-15, a next-generation, autologous anti-BCMA mRNA CAR-T.

Forward Looking Statements

Any statements in this press release about the future expectations, plans and prospects of the Company, including without limitation, statements regarding the Company’s planned reverse stock split and the timing thereof, the automatic conversion and any future conversions of the Company’s Series A Non-Voting Convertible Preferred Stock into common stock, the impact of the reverse stock split on the Company’s stockholders, including any adjustments that may result from the treatment of fractional shares, the expected number of shares of common stock to be issued and outstanding following the reverse stock split, the potential of Descartes-08 and Descartes-15 and the Company’s other product candidates to treat myasthenia gravis, systemic lupus erythematosus, or any other disease, the anticipated timing or the outcome of the FDA’s review of the Company’s regulatory filings, and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “hypothesize,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, the following: the uncertainties inherent in the initiation, completion and cost of clinical trials including proof of concept trials, including uncertain outcomes, the availability and timing of data from ongoing and future clinical trials and the results of such trials, whether preliminary results from a particular clinical trial will be predictive of the final results of that trial and whether results of early clinical trials will be indicative of the results of later clinical trials, the ability to predict results of studies performed on human beings based on results of studies performed on non-human subjects, the unproven approach of the Company’s RNA Armory® technology, potential delays in enrollment of patients, undesirable side effects of the Company’s product candidates, its reliance on third parties to conduct its clinical trials, the Company’s inability to maintain its existing or future collaborations, licenses or contractual relationships, its inability to protect its proprietary technology and intellectual property, potential delays in regulatory approvals, the availability of funding sufficient for its foreseeable and unforeseeable operating expenses and capital expenditure requirements, the Company’s recurring losses from operations and negative cash flows, substantial fluctuation in the price of the Company’s common stock, risks related to geopolitical conflicts and pandemics and other important factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, and in other filings that the Company makes with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent the Company’s views only as of the date of its publication and should not be relied upon as representing its views as of any subsequent date. The Company specifically disclaims any intention to update any forward-looking statements included in this press release, except as required by law.
Contact Information:
Investor Relations:
Melissa Forst
Argot Partners
cartesian@argotpartners.com

Media:
David Rosen
Argot Partners
cartesian@argotpartners.com